UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
October 29, 2006

STUDIO ONE MEDIA, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-10196	23-2517953
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7650 E. Evans Rd., Suite C
Scottsdale, Arizona 85260
(Address of principal executive offices) (Zip Code)

(480) 556-9303
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 -- Registrant’s Business and Operations

ITEM 1.01  Entry Into a Material Definitive Agreement.

Studio One Media, Inc. (SOMD), has entered into a Strategic Alliance and Purchase Agreement with Provision Interactive Technologies, Inc., of Chatsworth, California, and Extreme Technologies and Media Group, Inc., of Salt Lake City, Utah.

The agreement provides SOMD the right to purchase Provision HoloVisionTM Systems in return for exclusivity in shopping malls and airports internationally.  The term of the exclusivity is venue specific and is six months from the time a Studio One kiosk is installed in a particular mall or airport.  The exclusivity will be earned based on the number of units purchased.

The patented Provision HoloVisionTM system provides a lifelike three dimensional holographic image from a single video screen source.  Studio One intends to install one or more such systems on its proprietary interactive photo/video recording Studios for advertising and product identification.

Studio One Media, Inc., has entered into an agreement to purchase Studio One Entertainment, Inc. is a Scottsdale, Arizona based company that is engaged in the design and manufacturing of a proprietary (patents pending), self contained interactive audio/video recording and conferencing studio designed for installation in shopping malls and other high traffic public areas. The Studio One™ Kiosk will enable the public, for a fee, to record their video and voice images in a portable state-of-the-art recording studio environment and enter their performances in music, modeling and other talent related contests.

Provision Interactive Technologies, Inc., was founded in 2002 and is the creator and inventor of HoloVisionTM and related technology. Provision markets their technology worldwide through distributors and with their partner Xtreme Technology and Media Group, Inc. Provision products can be seen at: www.provision.tv.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STUDIO ONE MEDIA, INC.

Dated: November 2, 2006	By:	/s/ Preston J. Shea
Name: Preston J. Shea
Title: President